News Release
Diana McSweeney
Symetra Financial
(425) 256-6167
diana.mcsweeney@symetra.com

Symetra Financial Announces Retirement of Two Executives at Year-End

BELLEVUE, Wash. — (Nov. 16, 2010) — Symetra Financial Corporation (NYSE: SYA) today announced that two company executives plan to retire at the end of this year.

Jennifer Davies, senior vice president of Enterprise Development, will retire on Dec. 31, 2010 after 18 years with the company. Before moving into her current role in 2006, Davies led Symetra’s Life and Annuities Division, and prior to that, headed up the company’s Individual Life business. She joined Symetra in 1992 following more than 10 years’ experience with other insurance companies.

Davies currently is responsible for Symetra’s acquisition strategy, as well as developing new markets and strategic partnerships. Upon her retirement, these responsibilities will fall under Chief Financial Officer Margaret Meister.

“Jennifer has built an impressive list of accomplishments that will leave a lasting legacy at Symetra,” said Tom Marra, president and chief executive officer of Symetra Financial. “We thank Jennifer for her innovation and leadership, and we extend our best wishes as she devotes more of her time and talents to the nonprofit world.”

Troy Olson-Blair, Symetra vice president and chief information officer, also plans to retire at the end of December following a 37-year career in Information Technology. During her 30 years at Symetra, she advanced through the IT ranks in a variety of technical and management roles. She was appointed vice president of Symetra Life Insurance Company in 2000 and was named chief information officer in 2004.

In her current position, Olson-Blair is responsible for delivering innovative technology platforms, business process enhancements through automation, and technology infrastructure. An external search for a new chief information officer will begin immediately.

“Troy has been on the front lines of the remarkable evolution of technology in our business over the past three decades,” said Marra. “She spearheaded the IT effort to transform Symetra from a subsidiary to a standalone company, and she played a leading role in creating the technology roadmap that will support our growth into the future. Her passion for technology has defined her professional career, and we wish her many great adventures in her retirement.”

About Symetra Financial
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.